Exhibit 99.1

Axiall Reports Second-Quarter 2015 Results

•                  Initiating strategic review of Building Products business.

•                  Chlorovinyls Adjusted EBITDA expected to improve modestly for 3Q ‘15 vs. 2Q ‘15.

ATLANTA — Aug. 5, 2015 — Axiall Corporation (NYSE: AXLL) today announced financial results for the quarter ended June 30, 2015.

The company reported net sales of $1,058.4 million for the second quarter of 2015, compared to net sales of $1,236.9 million reported for the second quarter of 2014.  The company reported net income attributable to Axiall of $20.6 million, or $0.29 per diluted share, for the second quarter of 2015, compared to a net income attributable to Axiall of $27.2 million, or $0.38 per diluted share, for the second quarter of 2014.  The company reported Adjusted Net Income of $23.6 million and Adjusted Earnings Per Share of $0.33 for the second quarter of 2015, compared to Adjusted Net Income of $33.5 million and Adjusted Earnings Per Share of $0.48 for the second quarter of 2014. The company reported Adjusted EBITDA of $107.5 million for the second quarter of 2015, compared to Adjusted EBITDA of $128.1 million for the second quarter of 2014.

“Our second quarter financial results reflect the weak ECU pricing environment, especially for caustic soda, as well as unplanned outages in our Chlorovinyls segment,” said Tim Mann, interim president and CEO.  “Our Building Products segment delivered double digit sales volume growth in the U.S. and expanded margins despite currency headwinds.  Today we are also announcing that we are initiating a review of potential strategic alternatives for our Building Products business.”

Chlorovinyls

In the Chlorovinyls segment, second quarter 2015 net sales were $666.1 million compared to $777.9 million during the second quarter of 2014. This net sales decrease was primarily due to lower vinyl resin sales prices, lower electrochemical unit (“ECU”) values, especially with respect to caustic soda pricing, and lower overall sales volumes. The segment posted Adjusted EBITDA of $89.0 million in the second quarter of 2015, compared to Adjusted EBITDA of $121.6 million for the same quarter in the prior year. The $32.6 million decrease in Adjusted EBITDA was primarily due to lower vinyl resin and chlorinated derivatives margins, lower ECU values, especially with respect to caustic soda pricing, and lower overall sales volumes due to unplanned outages. These unfavorable factors were partially offset by decreases in the cost of natural gas.

Building Products

In the Building Products segment, net sales were $250.3 million for the second quarter of 2015, increasing 3 percent compared to $243.8 million for the same quarter in the prior year.  On a constant currency basis, net sales for the quarter increased by 8 percent.  The net sales increase was driven by a 7 percent increase in sales volumes, with sales volumes in the United States higher by 14 percent and a 2 percent decrease in sales volumes in Canada. The segment’s Adjusted EBITDA was $30.4 million for the second quarter of 2015, compared to $24.7 million of Adjusted EBITDA during the same quarter of the prior year.  The increase in Adjusted EBITDA was primarily due to lower raw materials costs and higher sales volumes, offset in part by a $6 million impact of a stronger United States dollar relative to a weaker Canadian dollar.

Aromatics

In the Aromatics segment, net sales decreased 34 percent to $142.0 million for the second quarter of 2015 from $215.2 million for the second quarter of 2014.  During the second quarter of 2015, the segment recorded Adjusted EBITDA of $1.1 million, compared to Adjusted EBITDA of negative $7.0 million during the same quarter in 2014. The $8.1 million improvement in Adjusted EBITDA was primarily due to smaller inventory holding losses for the second quarter of 2015 compared to the same period in 2014 and increases in our sales volumes for cumene, phenol and acetone.

Portfolio Initiatives

The company has initiated a review of the potential strategic alternatives for its Building Products business.  The review will include the evaluation of a full range of potential strategic alternatives including the possible sale of all or part of the business.  The company is in the process of retaining financial advisors and other advisors to assist in the evaluation of alternatives.  The company has not yet established a timeline for completion of the review.

The company’s previously announced process to divest of the Aromatics business continues on schedule.  The company expects to announce the outcome of the process late in the third quarter or early in the fourth quarter of 2015.

Outlook

Compared sequentially to the second quarter, the company expects the following factors to impact its third-quarter results:

•                  In the Chlorovinyls segment, Axiall expects the ECU pricing environment to remain challenging.  The company expects an increase in caustic soda sales volumes and flat sales volumes for vinyl resins. Maintenance costs are expected to be somewhat lower.  Natural gas and ethylene costs are expected to largely track changes in market prices for these products as the company does not expect any material changes in the components of its ethylene supply portfolio during the third quarter and the impact of natural gas hedges is expected to be similar to the second quarter of 2015.  As a result of all these factors the company expects modest improvement in Chlorovinyls Adjusted EBITDA for the third quarter of 2015 compared to the second quarter of 2015.

•                  The company expects third-quarter 2015 results for its Building Products and Aromatics segments to be similar to the results for the second quarter of 2015, subject to shifts in raw materials pricing that could cause inventory holding losses or gains in the Aromatics segment.

•                  Corporate overhead is expected to be similar to second quarter 2015, excluding restructuring and severance costs.

Conference Call

To access the company’s second-quarter conference call, please dial 877-820-5027 (domestic) or 706-645-4014 (international). Playbacks will be available from 1:30 p.m. EDT on Thursday, Aug. 6, until 3:00 p.m. EDT on Sunday, Sept. 6, 2015. Playback numbers are 855-859-2056 or 800-585-8367. The conference call ID number is 98021054.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company.  Headquartered in Atlanta, Axiall has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers.  For more information, visit www.axiall.com.

Cautionary Statements About Forward-Looking Information

This press release contains certain statements relating to future events and our intentions, beliefs, expectations, and predictions for the future. Any such statements other than statements of historical fact are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Words or phrases such as “anticipate,” “believe,” “plan,” “estimate,” “project,” “may,” “will,” “intend,” “target,” “expect,” “would” or “could” (including the negative variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These statements relate to, among other things:  expected growth of our businesses and products; our results of operations; our financial and operational performance; our business prospects and opportunities; the nature, timing and outcome of our review of potential strategic alternatives for our Building Products segment; the nature, timing and outcome of our process to divest our Aromatics business; ECU pricing and sales volumes, as well as the pricing and sales volumes of other products we sell; maintenance costs; natural gas and ethylene costs; the components of our ethylene supply portfolio; natural gas hedging; corporate overhead and other statements of expectations concerning matters that are not historical facts. These statements are based on the current expectations of our management. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements included in this press release. These risks and uncertainties include, among other things: changes, seasonality and/or cyclicality in the industries in which our products are sold and changes in demand for our products or increases in overall industry capacity that could affect production volumes and/or pricing; the costs and operating restrictions associated with compliance with current and future environmental, health and safety laws and regulations; the availability and pricing of energy and raw materials; risks, hazards and potential liabilities associated with manufacturing and transporting chemicals and building products and litigation related thereto; changes in the general economy, including the impacts of the current, and any potential future, economic uncertainties in the housing and construction markets; our level of indebtedness and debt service obligations and ability to continue to comply with the covenants in our asset-based and term loan credit agreements and the indentures governing our 4.875 percent senior notes due 2023 and 4.625 percent senior notes due 2021; our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation; risks, costs, liabilities, pension and post-retirement welfare benefit obligations; competition within our industry; complications resulting from our multiple enterprise resource planning (“ERP”) systems and the implementation of our new ERP systems, including our project to improve and further integrate the SAP system for our chemicals segment; strikes and work stoppages relating to the workforce under collective bargaining agreements; any impairment of goodwill, indefinite-lived intangible assets or other intangible assets; the failure to realize the benefits of, and/or disruptions resulting from, any asset dispositions, asset acquisitions, joint ventures, business combinations or other transactions; shared control of our joint ventures with unaffiliated third parties, including the ability of such joint venture partners to fulfill their obligations; fluctuations in foreign currency exchange rates, especially with respect to the United States and Canadian dollars, and interest rates; the failure to adequately protect our data and technology systems; the inherent difficulty with managing the transition of our CEO position, and the risk of being unable to attract and retain a qualified candidate to become our permanent CEO in a timely manner. In light of these risks, uncertainties, assumptions, and factors, the forward-looking events discussed in this press release may not occur. Other unknown or unpredictable factors could also have a material adverse effect on Axiall’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties applicable to Axiall and its business, see Axiall’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent filings with the SEC. As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Axiall does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events, or changes in its expectations, except as required by law.

CONTACTS:

Investor Relations	Media
Martin Jarosick	Chip Swearngan
770-395-4524	678-507-0554

AXIALL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
(In millions, except share data)	2015	2014
Assets:
Cash and cash equivalents	$131.4	$166.8
Receivables, net of allowance for doubtful accounts of $6.7 million at June 30, 2015 and $5.6 million at December 31, 2014	542.5	467.0
Inventories	383.2	353.7
Prepaid expenses and other	39.2	89.7
Deferred income taxes	32.0	28.0
Total current assets	1,128.3	1,105.2
Property, plant and equipment, net	1,641.4	1,665.7
Goodwill	1,735.2	1,741.0
Customer relationships, net	992.6	1,024.5
Other intangible assets, net	65.8	68.1
Other assets, net	70.7	69.8
Total assets	$5,634.0	$5,674.3
Liabilities and Equity:
Current portion of long-term debt	$2.5	$2.8
Accounts payable	302.6	295.5
Interest payable	15.2	15.2
Income taxes payable	4.6	3.1
Accrued compensation	38.4	33.6
Other accrued liabilities	109.9	133.9
Total current liabilities	473.2	484.1
Long-term debt, excluding the current portion of long-term debt	1,381.5	1,327.8
Lease financing obligation	88.2	94.2
Deferred income taxes	742.5	767.5
Pensions and other postretirement benefits	242.4	250.5
Other non-current liabilities	151.6	161.2
Total liabilities	3,079.4	3,085.3

Commitments and contingencies

Equity:
Preferred stock—$0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock—$0.01 par value; shares authorized: 200,000,000 at June 30, 2015 and December 31, 2014; issued and outstanding: 70,557,719 at June 30, 2015 and 70,196,116 at December 31, 2014	0.7	0.7
Additional paid-in capital	2,284.5	2,284.3
Retained earnings	257.0	269.8
Accumulated other comprehensive loss, net of tax	(93.1)	(73.7)
Total Axiall stockholders’ equity	2,449.1	2,481.1
Noncontrolling interest	105.5	107.9
Total equity	2,554.6	2,589.0
Total liabilities and equity	$5,634.0	$5,674.3

AXIALL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2015	2014	2015	2014
Net sales	$1,058.4	$1,236.9	$2,006.0	$2,230.6
Operating costs and expenses:
Cost of sales	929.8	1,090.0	1,774.4	2,003.3
Selling, general and administrative expenses	81.2	79.0	162.5	152.6
Transaction-related costs and other, net	4.6	9.4	10.4	16.0
Long-lived asset impairment charges, net	—	0.1	0.3	0.7
Total operating costs and expenses	1,015.6	1,178.5	1,947.6	2,172.6
Operating income	42.8	58.4	58.4	58.0
Interest expense, net	(19.5)	(19.1)	(38.3)	(37.4)
Debt refinancing costs	—	—	(3.2)	—
Foreign exchange gain (loss)	(0.3)	(0.3)	(0.5)	0.1
Consolidated income before income taxes	23.0	39.0	16.4	20.7
Provision for income taxes	1.1	10.9	3.3	3.2
Consolidated net income	21.9	28.1	13.1	17.5
Less: net income attributable to noncontrolling interest	1.3	0.9	3.1	1.9
Net income attributable to Axiall	$20.6	$27.2	$10.0	$15.6

Earnings per share attributable to Axiall:
Basic	$0.29	$0.39	$0.14	$0.22
Diluted	$0.29	$0.38	$0.14	$0.22

Weighted average common shares outstanding:

Basic	70.4	70.0	70.3	70.0
Diluted	70.9	70.6	70.9	70.6

Dividends per common share	$0.16	$0.16	$0.32	$0.32

AXIALL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2015	2014	2015	2014
Cash flows from operating activities:
Consolidated net income	$21.9	$28.1	$13.1	$17.5
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation	44.6	44.6	89.8	86.8
Amortization	18.4	18.9	36.8	37.4
Deferred income taxes	(16.5)	(15.4)	(30.0)	(24.8)
Long-lived asset impairment charges, net	—	0.1	0.3	0.7
Other	0.6	6.0	6.9	9.6
Change in operating assets and liabilities	(14.0)	(44.3)	(80.7)	(111.0)
Net cash provided by operating activities	55.0	38.0	36.2	16.2
Cash flows from investing activities:
Capital expenditures	(40.7)	(44.7)	(77.5)	(87.7)
Proceeds from sale of assets and other	9.0	1.6	9.0	1.7
Acquisitions, net of cash acquired	—	(5.8)	—	(5.8)
Net cash used in investing activities	(31.7)	(48.9)	(68.5)	(91.8)
Cash flows from financing activities:
Borrowings on ABL revolver	—	148.9	—	148.9
Repayments on ABL revolver	—	(135.2)	—	(135.2)
Issuance of long-term debt	—	—	248.8	—
Long-term debt payments	(0.9)	(1.0)	(196.1)	(1.7)
Fees paid relating to financing activities	(0.5)	(0.6)	(3.5)	(0.6)
Lease financing obligation payment	—	(2.3)	—	(2.3)
Deferred acquisition payments	—	—	(10.0)	—
Dividends paid	(11.9)	(11.4)	(23.1)	(22.6)
Distribution to noncontrolling interest	(8.4)	(7.7)	(8.4)	(7.7)
Stock compensation plan activity	(5.8)	(4.7)	(6.2)	(4.7)
Net cash provided by (used in) financing activities	(27.5)	(14.0)	1.5	(25.9)
Effect of exchange rate changes on cash and cash equivalents	0.9	1.1	(4.6)	(2.3)
Net change in cash and cash equivalents	(3.3)	(23.8)	(35.4)	(103.8)
Cash and cash equivalents at beginning of period	134.7	86.5	166.8	166.5
Cash and cash equivalents at end of period	$131.4	$62.7	$131.4	$62.7

AXIALL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2015	2014	2015	2014
Sales
Chlorovinyls	$666.1	$777.9	$1,314.5	$1,460.1
Building products	250.3	243.8	416.7	398.5
Aromatics	142.0	215.2	274.8	372.0
Net sales	$1,058.4	$1,236.9	$2,006.0	$2,230.6
Operating income
Chlorovinyls	$37.8	$66.6	$81.6	$89.9
Building products	22.6	14.2	12.3	3.4
Aromatics	0.4	(7.4)	0.7	(2.9)
Unallocated corporate	(18.0)	(15.0)	(36.2)	(32.4)
Total operating income	$42.8	$58.4	$58.4	$58.0

Reconciliation of Non-GAAP Financial Measures

Axiall supplements its financial statements prepared in accordance with GAAP with four non-GAAP financial measures: (i) Adjusted Net Income; (ii) Adjusted Earnings Per Share; (iii) Adjusted EBITDA; and (iv) building products net sales on a constant currency basis.

Adjusted Net Income (Loss) is defined as net income (loss) attributable to Axiall excluding adjustments for tax effected restructuring and certain other charges, if any, related to financial restructuring and business improvement initiatives, gains or losses on sales of certain assets, debt refinancing costs, certain acquisition accounting and non-income tax reserve adjustments, certain professional fees associated with various potential and completed mergers and acquisitions, divestitures, joint ventures and other transactions, costs to attain synergies related to the integration of the former chemicals business of PPG Industries (the “Merged Business”), impairment charges for goodwill, intangible assets, and other long-lived assets.

Adjusted Earnings (Loss) Per Share is calculated using Adjusted Net Income (Loss) rather than consolidated net income (loss) attributable to Axiall calculated in accordance with GAAP.

Adjusted EBITDA is defined as Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization, restructuring and certain other charges, if any, related to financial restructuring and business improvement initiatives, gains or losses on sales of certain assets, debt refinancing costs, certain acquisition accounting and non-income tax reserve adjustments, certain professional fees associated with various potential and completed mergers and acquisitions, divestitures, joint ventures and other transactions, costs to attain synergies related to the integration of the Merged Business, impairment charges for goodwill, intangible assets, and other long-lived assets, certain pension and other post-retirement plan curtailment gains and settlement losses and interest expense related to the lease-financing transaction discussed in our Form 10-K for the year ended December 31, 2014.

Axiall supplements its financial statements with Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share because investors commonly use financial measures such as Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share as a component of performance and valuation analysis for companies, such as Axiall, that recently have engaged in transactions and have incurred expenses such as professional fees related to potential transactions, that result in non-recurring pre-tax charges or benefits that have a significant impact on the calculation of consolidated net income (loss) attributable to Axiall pursuant to GAAP, in order to approximate the amount of net income (loss) that such a company would have achieved absent those non-recurring, transaction-related charges or benefits. In addition, Axiall supplements the financial statements with Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share because we believe these financial measures will be helpful to investors in approximating what our net income (loss) would have been absent the impact of certain non-recurring, pre-tax charges and benefits. We have supplemented the financial statements with Adjusted EBITDA because investors commonly use Adjusted EBITDA as a main component of valuation analysis of cyclical companies such as Axiall.

In addition, we may compare certain financial information, including building products net sales on a constant currency basis. We present such information to provide a framework for investors to assess how our underlying businesses performed, excluding the effect of foreign currency rate fluctuations, primarily fluctuations in the Canadian dollar. To present this information, current and comparative prior period financial information for certain businesses reporting in currencies other than United States dollars are converted into United States dollars at the average exchange rate in effect during the base period, rather than the average exchange rates in effect during the respective periods.

Adjusted Earnings (Loss) Per Share, Adjusted Net Income (Loss), Adjusted EBITDA and building products net sales on a constant currency basis, are not measurements of financial performance under GAAP and should not be considered as an alternative to net income (loss), GAAP diluted earnings (loss) per share or net sales, as a measure of performance or to cash provided by (used in) operating activities as a measure of liquidity. In addition, our calculation of these various non-GAAP measurements may be different from the calculations used by other companies and, therefore, comparability may be limited.

Reconciliations of our non-GAAP financial measures to the most comparable GAAP measures are presented in the tables set forth below.

Adjusted Net Income Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2015	2014	2015	2014
Net income attributable to Axiall	$20.6	$27.2	$10.0	$15.6
Pre-tax charges:
Transaction-related costs and other, net(1)	4.6	9.4	11.0	18.6
Long-lived asset impairment charges, net	—	0.1	0.3	0.7
Debt refinancing costs	—	—	3.2	—
Total pre-tax charges	4.6	9.5	14.5	19.3
Provision for taxes related to these items	1.6	3.2	4.6	6.7
After-tax effect of above items	3.0	6.3	9.9	12.6
Adjusted Net Income	$23.6	$33.5	$19.9	$28.2

Diluted earnings per share attributable to Axiall	$0.29	$0.38	$0.14	$0.22

Adjusted Earnings Per Share	$0.33	$0.48	$0.28	$0.40

Adjusted EBITDA	$107.5	$128.1	$190.7	$195.8

(1) Includes $0.6 million and $2.5 million for the six months ended June 30, 2015 and 2014, respectively, of plant reliability improvement initiatives that are included in cost of sales in our consolidated statements of operations.

Adjusted Earnings Per Share Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Diluted earnings per share attributable to Axiall	$0.29	$0.38	$0.14	$0.22
Earnings per share related to adjustments between net income attributable to Axiall and Adjusted Net Income	0.04	0.10	0.14	0.18
Adjusted Earnings Per Share	$0.33	$0.48	$0.28	$0.40

Building Products Constant Currency Net Sales Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2015	2014	2015	2014
Building products net sales	$250.3	$243.8	$416.7	$398.5
Impact of currency exchange rates	13.3	—	21.1	—
Building products constant currency sales	$263.6	$243.8	$437.8	$398.5

Adjusted EBITDA Reconciliations

Three Months Ended June 30, 2015

(In millions)	Chlorovinyls	Building Products	Aromatics	Unallocated Corporate & Non- operating expenses, net	Total

Adjusted EBITDA	$89.0	$30.4	$1.1	$(13.0)	$107.5
Transaction-related costs and other, net	0.4	—	—	(5.0)	(4.6)
Depreciation and amortization	(51.6)	(8.1)	(0.7)	(2.6)	(63.0)
Interest expense, net	—	—	—	(19.5)	(19.5)
Provision for income taxes	—	—	—	(1.1)	(1.1)
Other(1)	—	—	—	2.6	2.6
Consolidated net income(2)	$37.8	$22.3	$0.4	$(38.6)	$21.9

(1)             Includes $1.5 million of lease financing obligations interest and $1.1 million for debt issuance cost amortization.

(2)             Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, and provision for income taxes.

Three Months Ended June 30, 2014

(In millions)	Chlorovinyls	Building Products	Aromatics	Unallocated Corporate & Non- operating expenses, net	Total

Adjusted EBITDA	$121.6	$24.7	$(7.0)	$(11.2)	$128.1
Transaction-related costs and other, net	(3.3)	(1.8)	—	(4.3)	(9.4)
Long-lived asset impairment charges, net	—	(0.1)	—	—	(0.1)
Depreciation and amortization	(51.9)	(8.7)	(0.4)	(2.5)	(63.5)
Interest expense, net	—	—	—	(19.1)	(19.1)
Provision for income taxes	—	—	—	(10.9)	(10.9)
Other(1)	—	—	—	3.0	3.0
Consolidated net income (loss)(2)	$66.4	$14.1	$(7.4)	$(45.0)	$28.1

(1)             Includes $1.6 million of lease financing obligations interest and $1.4 million for debt issuance cost amortization.

(2)             Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, and provision for income taxes.

Six Months Ended June 30, 2015

(In millions)	Chlorovinyls	Building Products	Aromatics	Unallocated Corporate & Non- operating expenses, net	Total

Adjusted EBITDA	$185.7	$29.6	$1.9	$(26.5)	$190.7
Transaction-related costs and other, net(1)	(0.7)	(0.7)	—	(9.6)	(11.0)
Long-lived asset impairment charges, net	—	(0.3)	—	—	(0.3)
Depreciation and amortization	(104.2)	(15.9)	(1.2)	(5.3)	(126.6)
Interest expense, net	—	—	—	(38.3)	(38.3)
Debt refinancing costs	—	—	—	(3.2)	(3.2)
Provision for income taxes	—	—	—	(3.3)	(3.3)
Other(2)	—	—	—	5.1	5.1
Consolidated net income(3)	$80.8	$12.7	$0.7	$(81.1)	$13.1

(1)             Includes $0.6 million of plant reliability improvement initiatives that are included in cost of sales in our consolidated statements of operations.

(2)             Includes $2.9 million of lease financing obligations interest and $2.2 million for debt issuance cost amortization.

(3)             Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, and provision for income taxes.

Six Months Ended June 30, 2014

(In millions)	Chlorovinyls	Building Products	Aromatics	Unallocated Corporate & Non- operating expenses, net	Total

Adjusted EBITDA	$197.8	$24.7	$(2.1)	$(24.6)	$195.8
Transaction-related costs and other, net(1)	(6.5)	(3.0)	—	(9.1)	(18.6)
Long-lived asset impairment charges, net	—	(0.7)	—	—	(0.7)
Depreciation and amortization	(101.5)	(17.4)	(0.8)	(4.5)	(124.2)
Interest expense, net	—	—	—	(37.4)	(37.4)
Provision for income taxes	—	—	—	(3.2)	(3.2)
Other(2)	—	—	—	5.8	5.8
Consolidated net income (loss)(3)	$89.8	$3.6	$(2.9)	$(73.0)	$17.5

(1)             Includes $2.5 million of plant reliability improvement initiatives that are included in cost of sales in our condensed consolidated statements of operations.

(2)             Includes $3.3 million of lease financing obligations interest and $2.5 million for debt issuance cost amortization expense.

(3)             Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, and provision for income taxes.

Operating Statistical Data

	Three Months Ended June 30,
	2015	2014
Sales Volumes
External caustic soda (in thousands of tons)(1)	564	558
PVC (in millions of pounds)(2)	624	637

Raw Material costs
Natural gas (dollars per mmbtu)	$2.77	$4.70

(1)             External caustic soda includes purchased caustic soda volumes and excludes internally consumed caustic soda volumes, excludes sales volumes from our 60 percent interest in Taiwan Chlorine Industries, Ltd.

(2)             PVC includes intercompany sales volumes.